Exhibit 99.1

Del Monte Foods Company	NEWS RELEASE
P.O. Box 193575
San Francisco, CA 94119-3575

DEL MONTE FOODS COMPANY REPORTS
FISCAL 2005 FIRST QUARTER RESULTS

Earnings In Line with Company Guidance

SAN FRANCISCO, September 2, 2004 — Del Monte Foods Company (NYSE: DLM) today announced net sales of $626.0 million and income from continuing operations of $8.6 million, or diluted earnings per share of $0.04, for the quarter ended August 1, 2004. This compares to net sales of $611.3 million and income from continuing operations of $13.5 million, or $0.07 per diluted share, for the prior year period. First quarter earnings per share were consistent with the guidance the Company provided in its year-end earnings announcement. Integration costs of $8.6 million ($0.02 per share) and $7.0 million ($0.02 per share) are included in the results for the first quarter of fiscal 2005 and fiscal 2004, respectively.

“We are pleased with our performance in the first quarter, as we grew our top line 2.4% and took pricing and cost reduction actions which successfully offset inflationary pressures that were felt industry-wide,” said Richard G. Wolford, Chairman, President and CEO. “As planned, we increased our investment in marketing and new product introduction in the quarter, consistent with our strategy and growth objectives. We expect these investments to fuel continued momentum and long-term growth.”

Net Sales by Segment

	Three Months Ended
	August 1,	July 27,
	2004	2003
	(In millions)
Consumer Products	$447.0	$449.1
Pet Products	179.0	162.2

Total Company	$626.0	$611.3

Reported net sales for the first quarter of fiscal 2005 was $626.0 million, compared to $611.3 million in the first quarter of fiscal 2004. This increase was due primarily to pricing increases. In addition, strong volume growth in the Pet Products reportable segment was partially offset by lower tuna sales volume in the Consumer Products reportable segment.

Operating Income Segment Detail

	Three Months Ended
	August 1,	July 27,
	2004	2003
	(In millions)
Consumer Products	$35.3	$31.4
Pet Products	16.8	27.0
Corporate	(11.6)	(6.9)

Total Company	$40.5	$51.5

Reported operating income for first quarter of 2005 totaled $40.5 million, a decrease of $11.0 million compared to the first quarter of fiscal 2004. This decrease in operating income is due in part to marketing and new product investments made to drive the business and position it for long-term growth. In addition, the Company incurred higher production and logistics costs related to higher steel, energy and raw materials prices that were offset by pricing actions and cost reduction programs. During the first quarter of 2005, the increase in Corporate expenses was due to higher corporate integration costs, increased costs associated with the expensing of stock options and certain legal expenses.

Outlook

The Company expects sales growth in the second quarter of fiscal 2005 of approximately 4% to 6% over net sales of $791.6 million in the second quarter of fiscal 2004, and diluted earnings per share of approximately $0.17 to $0.21 for the second quarter of fiscal 2005. This compares to $0.19 for the second quarter of fiscal 2004. The Company expects these earnings results to be driven by increased sales volume, favorable pricing and cost reduction initiatives, offsetting inflationary and other cost increases. In addition, the Company plans to increase its marketing and new product investment over the prior year. We also expect integration costs of approximately $0.01 to $0.02 per share in the second quarter of fiscal 2005, which compares to $0.02 per share in the second quarter of fiscal 2004.

The Company expects fiscal 2005 sales growth of approximately 1% to 2% over fiscal 2004 net sales of $3,129.9 million and reaffirms projected diluted earnings per share from continuing operations in fiscal 2005 of approximately $0.81 to $0.86, including integration expense of approximately $19 million, or $0.06 per share. This compares to $0.76 of diluted earnings per share from continuing operations in fiscal 2004, which included integration expense of $44.5 million, or $0.13 per share.

The Company also expects cash provided by operating activities, less cash used in investing activities, to exceed $200 million in fiscal 2005.

Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2004. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles’ n Bits®, Pup-Peroni®, Snausages®, and NawSomes! ®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company, visit the Company’s Web site at www.delmonte.com.

Del Monte Foods will host a live audio web cast, accompanied by a slide presentation, to discuss its fiscal 2005 First Quarter results at 8:00 a.m. PDT (11:00 a.m. EDT) today. The web cast, slide presentation, and historical, quarterly results can be accessed at www.delmonte.com/company/investors. The web cast and slide presentation will be available online following the presentation.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and business plans.

Factors that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; cost and availability of commodities, ingredients and other raw materials, including without limitation, steel, grains, meat by-products, tuna and energy; ability to increase prices and reduce costs; high leverage and ability to service and reduce our debt; costs and results of efforts to improve the performance and market share of the businesses we acquired from Heinz; effectiveness of marketing and trade promotion programs; changing consumer and pet preferences; timely launch and market acceptance of new products; implementation of our trade promotion spending improvement project and of our distribution network improvement project; competition, including pricing and promotional spending levels by competitors; transportation costs; insurance coverage; product liability claims; weather conditions; crop yields; changes in U.S., foreign or local tax laws and rates; foreign currency exchange and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers; acquisitions, including identification of appropriate targets and successful integration of any acquired business; changes in business strategy or development plans; availability, terms and deployment of capital; dependence on co-packers, some of whom may be competitors or sole-source suppliers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.

These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended May 2, 2004. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

DEL MONTE FOODS COMPANY
Condensed Consolidated Statements of Income
(In millions, except share and per share data)

	Three Months Ended
	August 1,	July 27,
	2004	2003
Net sales	$626.0	$611.3
Cost of products sold	479.2	456.6

Gross profit	146.8	154.7
Selling, general and administrative expense	106.3	103.2

Operating income	40.5	51.5
Interest expense	24.6	30.0
Other expense	2.0	0.8

Income from continuing operations before income taxes	13.9	20.7
Provision for income taxes	5.3	7.2

Income from continuing operations	8.6	13.5
Income (loss) from discontinued operations before income taxes	(0.1)	1.8
Income taxes	—	1.0

Income (loss) from discontinued operations	(0.1)	0.8

Net income	$8.5	$14.3

Earnings per common share
Basic:
Basic Average Shares	209,814,652	209,367,865
EPS — Continuing operations	$0.04	$0.07
EPS — Discontinued operations	—	—

EPS — Total	$0.04	$0.07

Diluted:
Diluted Average Shares	211,860,255	210,574,944
EPS — Continuing operations	$0.04	$0.07
EPS — Discontinued operations	—	—

EPS — Total	$0.04	$0.07

Del Monte Foods Company – Selected Financial Results

Selected Balance Sheet Data
(In millions)

	August 1, 2004	May 2, 2004
Cash and cash equivalents	$5.3	$36.3
Trade accounts receivable, net of allowance	187.8	222.3
Inventories	1,035.1	823.5
Total assets	3,583.9	3,459.7
Accounts payable and accrued expenses	454.5	427.2
Short-term borrowings	88.5	0.8
Long-term debt, including current portion	1,373.9	1,375.8
Stockholders’ equity	1,141.1	1,128.9

Selected Cash Flow Data
(In millions)

	Three Months Ended
	August 1, 2004	July 27, 2003
Net cash used in operating activities	$(104.1)	$(43.3)
Net cash used in investing activities	(14.4)	(21.1)

Total	(118.5)	(64.4)
Net cash provided by financing activities	86.8	33.2

Depreciation and amortization	22.4	21.3

CONTACTS:

Brandy Bergman/Tracy Greenberger (Media)	Melissa Plaisance (Analysts)
Citigate Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3245

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